Draft Outbound Solicitation Script

AST CLS Moderate Asset Allocation Portfolio

(877) 721 - 8341

Outbound Greeting:

“Hello is Mr. /Ms.                           available please?

Hi Mr. /Ms                            , my name is <Agent Name> and I am calling on behalf of the Advanced Series Trust on a recorded line.  Recently we sent you proxy materials for the adjourned Special Meeting of Shareholders to be held on January 3, 2013 and have not received your proxy.  We would like to have your vote, and if you are in a position to vote today I can take your vote via telephone.

Before I record your vote, would you like me to review the proposals with you?”

If review is requested:

“You are being asked to review and approve a proposal to increase the management fee on the AST CLS Moderate Asset Allocation Portfolio. Your Fund’s Board of Trustees has reviewed and recommended that you vote in favor of this proposal, as it will enable four planned actions:

1. The termination of CLS Investments, LLC as the existing subadviser.

2. The hiring of RCM Capital Management, LLC as the new subadviser.

3. A name change from AST CLS Moderate Asset Allocation Portfolio to AST RCM World Trends Portfolio

4. Implementation by RCM of a new investment strategy. The fund will no longer use a “fund-of-funds” strategy, but rather invest directly in securities.

This means that the management fee will increase from 0.30% to 0.95%, and the total operating expenses will increase from 1.03% to 1.09%.”

Voting:

“Your Fund’s Board of Trustees recommends that you vote “FOR” the proposal.  Would you like to vote along with the recommendations of the board?

The process will only take a few moments.

For the record, would you please state your full name and full mailing address?

Are you authorized to vote on all shares in all funds in all accounts? (Should have already identified shares s/he is authorized to vote)

Again, my name is <Agent Name>, a proxy voting specialist on behalf of the Advanced Series Trust.  Today’s date is <Date> and the time is <Time> (am/pm) Eastern Time.

Mr. / Ms.                            , I have recorded your vote [FOR/AGAINST/ABSTAIN] for all of your shares in the AST CLS Moderate Asset Allocation portfolio and will be sending you a written confirmation for each. If you wish to make any changes you may contact us by calling toll free at 1 -877-721-8341.  Specialists are available Monday through Friday, 9:30 AM to 9:00 PM Eastern Time. Thank you very much for your participation and have a great day/evening.”

If Unsure of voting or does not want to vote along with the recommendation of the Board:

“Would you like me to review the proposals with you?” (Use verbiage above to review) (After review, ask them if they would like to vote now over the phone)

If Not Received/Requesting material to be re-mailed:

“I can resend the materials to you. Can you please verify your full mailing address? (Verify entire address, including street name, number, town, state & zip) Do you have an email address this can be sent to? (If yes, enter the email address in the notes and read it back phonetically to the shareholder)

Thank you. You should receive these materials shortly and the materials will inform you of the methods available to you to cast your vote, one of which is to call us back at 1-877-721-8341, or in person at the Special Meeting of Shareholders on January 3, 2013 at 1 p.m. at the offices of the Advanced Series Trust located at Gateway Center Three, 100 Mulberry Street, 4th Floor, Newark, NJ.”

If Not Interested:

“(Use rebuttal) I am sorry for the inconvenience. Please be aware that as a shareholder, your vote is very important.  Please fill out and return your proxy card at your earliest convenience.  If you would rather not do that, you can always vote via the other methods outlined in the proxy materials. Thank you again for your time today, and have a wonderful day/evening.”

ANSWERING MACHINE MESSAGE:

“Hello, my name is <Agent Name> and I am a proxy voting specialist calling on behalf of Advanced Series Trust. You should have received proxy material in the mail concerning the Special Meeting of Shareholders to be held on January 3, 2013.

Your participation is very important.  To vote over the telephone, call toll-free at 1-877-721-8341 and a proxy voting specialist will assist you with voting your shares.  Specialists are available   Monday through Friday, 9:30 AM to 9:00 PM Eastern Time.  Voting is very important to the future of your investment option and takes just a few moments.

Thank you for your prompt attention to this matter.”

AUTOMATED ANSWERING MACHINE MESSAGE:

“Hello, this is the Broadridge Proxy Services Center calling with an important message on behalf of the Advanced Series Trust.  You should have received proxy material in the mail concerning the Special Meeting of Shareholders to be held on January 3, 2013.

Your participation is very important.  To vote over the telephone, call toll-free at 1-877-721-8341 and a proxy voting specialist will assist you with voting your shares.  Specialists are available Monday through Friday, 9:30 AM to 9:00 PM Eastern Time.  Voting is very important to the future of your investment option and takes just a few moments.

Thank you for your prompt attention to this matter.”

END OF CAMPAIGN MESSAGE:

“Thank you for calling the Broadridge Proxy Services Center for the Advanced Series Trust. The shareholder meeting has been held and as a result, this toll free number is no longer in service for proxy related calls. If you have questions about your Advanced Series Trust accounts, please contact your Financial Advisor. “